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                                                            Exhibit 99.1
Second financial community meeting of 1998.


                Financial Community Meeting - August 5, 1998
                --------------------------------------------

Network Alliances
-----------------
While the base for Global Network Services is small relative to our propriety business, cards-in-force are up over 50% from a year ago, and the billed business generated from these cards is up over 40% on an FX adjusted basis.

Travel
------
Consolidation and expense initiatives within the airline industry have caused us to work hard on the structural economics of our travel businesses. Among other things, we continued the shift to being paid by customers, rather than suppliers, by passing back commissions on 81% of our corporate business, and being paid instead on a fee or cost plus basis -- up from 66% about 18 months ago.

Small Business Services
-----------------------
To put Small Business Services "SBS" into the context of the United States business of American Express Travel Related Services Company, Inc. ("TRS"), TRS is generally reported according to Charge Card, Lending and Merchant or Establishment Coverage. The major business segment drivers of those areas are:
    - our Consumer Business
    - our Corporate Services business -- focused on selling to larger companies, and
    - SBS, our small business unit
For purposes of definition, small businesses refers to businesses that have 100 employees or less and/or sales of $10 million or less.

In 1997, SBS accounted for 18% of TRS Card billings in the U.S., 16% of TRS Card revenues in the U.S. and 18% of TRS Card profits in the U.S.

In 1997, SBS had a high growth rate, exceeding the net income and revenue growth rates of each of American Express Bank, American Express Financial Advisors and TRS as a whole.

From 1994 through 1997, SBS grew billings nearly 80% over the course of three years, and did so at a rate which was approximately 1.5 times total TRS worldwide billings. Over the same period, SBS charge card spending per card has grown at a compound growth rate of 14% annually. During this period, SBS charge cardholders spent at approximately 1.7 times the rate of TRS consumer charge customers.

SBS billings have grown from 1994 to 1997 in T&E and non-T&E categories, but non-T&E has grown faster.

Approximately 50% of current SBS spending is linked to some type of "reward", and approximately a third of all SBS spending comes on premium-priced products.

SBS growth in cards in force was 9%, 14% and 9% in 1995, 1996 and 1997 respectively.

We started to build the Lending business in 1996, and as of July of this year we had $1.3 billion of accounts receivable on our books in three different product areas -- credit cards, lines of credit and leasing.

Revenue yields on SBS lending product lines [1998 -- June year-to-date] were 14.2% for credit cards, 15.6% for leasing and 16.5% for lines of credit. The line of credit yield includes an average annual fee of $95 per line.

SBS credit card loss rates were similar to TRS consumer card loss rates, when comparing 30-day delinquency rates and lagged write-off rates on our 1997 small business vintage to 1997 vintages in the TRS consumer card business. Since 1995, delinquencies in the charge card portfolio for SBS cardholders has been relatively consistent and has trended downward.

Measured in revenue, SBS has grown at an annual rate of 22% from 1994 to 1997.